From:     Jonathan Schoonmaker [schoon@marimba.com]
Sent:     Thursday, May 10, 2001 1:39 PM
To:       All
Subject:  FW: Option Exchange Presentation - Reminder


Reminder!  Last Meeting today at 2:30pm in the Training Room.

Jonathan

-----Original Message-----
From:     Jonathan Schoonmaker
Sent:     Monday, May 07, 2001 4:17 PM
To:       All
Subject:  Option Exchange Presentation


Hi Everyone,

Just a reminder that we will be having the Option Exchange information meetings this week as noted below. For those of you in the field who will be calling in, I have posted the presentation that Nancy Chen an attorney from Gunderson Dettmer will be going through at the meeting. You can find the presentation at http://web/hr/ under "option exchange presentation". Following the presentation we will open the floor for Q&A.

As always, please feel free to call me if you have any questions.

Information sessions:

Tuesday May 8th 10:00am - Boardroom ( can only fit about 25 - 30 people, first come, first serve) Thursday May 10th 2:30 - Marimba Training Room

A Call in number has been established for field employees or people on the road. The dial in numbers and pass code are the same for both dates.

Dial in: (888) 913-9720
Pass code: 18029
Conf. # 5/8: 5809498
Conf. # 5/10 5809531

Regards,
Jonathan


Jonathan Schoonmaker
Vice President, Human Resources
marimba, Inc.

(650)930-5454
Schoon@marimba.com